Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 118099 and No. 121400) of Kanbay International, Inc. of our report dated May 25, 2006 relating to the financial statements of Adjoined Consulting, Inc., which appears in the Current Report on Form 8-K/A of Kanbay International, Inc. dated May 25, 2006.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
May 25, 2006